For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.walkingco.com
CONTACT:
Laura Russell
Investor Information
(805) 963-8727, ext. 1360
laurar@bigdogs.com

For Immediate Release:
November 2, 2006

Big Dog Holdings, Inc. Announces Third Quarter 2006
Financial Results

Santa Barbara, California - November 2, 2006... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com; www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported the financial results for the third quarter ended September 30, 2006.

For the quarter ended September 30, 2006, consolidated net sales were $54,127,000 as compared with $44,909,000 in the third quarter 2005. Our consolidated net sales increased 20.5%, primarily due to the addition of 53 new The Walking Company (“TWC”) stores, including 35 stores acquired from Steve’s Shoes in January 2006. The Company had a total of 297 stores opened (155 Big Dog stores and 139 TWC stores) at the end of September 30, 2006, as compared to 261 stores last year (175 Big Dogs stores and 86 TWC stores as of September 30, 2005.) Comparative retail store sales increased 3.0% for the third quarter 2006 (11.5% increase for TWC, offset by a 3.4% decline for Big Dogs). Consolidated gross profit increased to $28,982,000 in the third quarter 2006 as compared with $25,286,000 in the third quarter 2005. The overall increase in consolidated gross profit is the result of increased sales for TWC, as well as increased margin contributions from TWC which increased to 51.3% compared to 50.9% last year. Big Dogs’ gross margin for the period decreased to 56.4%, as compared to last year’s margin of 60.4%.

Consolidated operating expenses in the third quarter 2006 were $27,656,000, or 51.1% of consolidated net sales, compared to $22,262,000 or 49.6% in 2005. Consolidated EBITDA for the third quarter 2006 was $2,995,000, compared to $4,026,000 for the third quarter 2005. The increase in operating expenses as a percentage of sales, and the decrease in EBITDA, are attributable to the reduction in Big Dog’s revenue and contribution, the building of our corporate overhead structure for anticipated future growth of TWC, as well as continued turnaround and integration of the Steve’s Shoes operations into TWC. As a result, the fully diluted net income per share decreased to $.05 per share as compared with $.18 per share last year.

Andrew Feshbach, Chief Executive Officer, stated, “As expected, we experienced a decline in income this quarter. However we are pleased with our progress for TWC in several areas: (1) We had projected that it would take until September to turnaround the stores acquired out of bankruptcy from Steve’s Shoes. While the turnaround is still ongoing, we are pleased to report a positive comparative store sales trend for those stores in September (although not included in our reported comparative stores sales for the stores opened for 12 months). (2) The stores acquired from Footworks in the 3rd quarter of 2005 are now fully integrated into TWC and achieved comparable store sales increases in September. (3) We have begun some operations at our new distribution center in North Carolina and we are on track to be fully transitioned from the Los Angeles operations by January 2007. (4) We opened 6 new TWC stores this quarter and are underway to open another 10 stores in the 4th quarter, ending the year at approximately 149 stores.

Andrew Feshbach further stated “In regard to business at TWC, we achieved strong comparative stores sales increases on improved margins this last quarter, and our new store openings as a whole are performing better than our sales projections. We are optimistic about the 4th quarter and our results to date are ahead of those achieved in the 3rd quarter. In regard to business at Big Dogs, we previously noted softer sales at outlet malls and took a more promotional approach to maintain a small sales decrease for the third quarter. We view that the 4th quarter will be similar to the 3rd quarter in this respect.”

Today’s Conference Call

Today the company will host a conference call at 1:30pm PDT to discuss financial results for the Quarter Ended September 30, 2006. Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Participant code (to be given to the operator): 51754981#. In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-750-4065, Participant code: 524593#.

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun. The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 155 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Birkenstock and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. The Walking Company operates 142 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,
	2006	2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$949,000	$390,000
Receivables, net	1,623,000	529,000
Inventories	71,329,000	58,573,000
Prepaid expenses and other current assets	3,774,000	1,478,000
Deferred income taxes	2,914,000	1,923,000
Total current assets	80,589,000	62,893,000
PROPERTY AND EQUIPMENT, Net	17,811,000	10,756,000
GOODWILL AND INTANGIBLE ASSETS, Net	7,343,000	7,811,000
DEFERRED INCOME TAXES	2,072,000	1,613,000
OTHER ASSETS	395,000	360,000
TOTAL	$108,210,000	$83,433,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$31,951,000	$12,191,000
Current portion of long-term debt	1,797,000	1,616,000
Accounts payable	17,749,000	14,577,000
Income taxes payable	41,000	1,006,000
Accrued expenses and other current liabilities	5,063,000	4,533,000
Total current liabilities	56,601,000	33,923,000
NOTES PAYABLE	2,996,000	4,736,000
CAPITAL LEASE OBLIGATIONS	2,000	83,000
DEFERRED RENT AND LEASE INCENTIVES	2,783,000	1,376,000
DEFERRED GAIN ON SALE-LEASEBACK	156,000	208,000
Total liabilities	62,538,000	40,326,000
STOCKHOLDERS' EQUITY	45,672,000	43,107,000
TOTAL	$108,210,000	$83,433,000

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

NET SALES	$54,127,000	$44,909,000	$145,975,000	$119,695,000
COST OF GOODS SOLD	25,145,000	19,623,000	67,513,000	53,502,000
GROSS PROFIT	28,982,000	25,286,000	78,462,000	66,193,000
OPERATING EXPENSES:
Selling, marketing and distribution	23,945,000	19,168,000	69,695,000	55,052,000
General and administrative	2,042,000	2,092,000	6,164,000	5,909,000
Depreciation and amortization	1,669,000	1,002,000	4,526,000	2,924,000
Total operating expenses	27,656,000	22,262,000	80,385,000	63,885,000
INCOME (LOSS) FROM OPERATIONS	1,326,000	3,024,000	(1,923,000)	2,308,000
INTEREST INCOME	2,000	1,000	6,000	42,000
INTEREST EXPENSE	(573,000)	(170,000)	(1,358,000)	(618,000)

INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES	755,000	2,855,000	(3,275,000)	1,732,000

PROVISION FOR (BENEFIT FROM) INCOME TAXES	284,000	1,085,000	(1,227,000)	658,000
NET INCOME (LOSS)	$471,000	$1,770,000	$(2,048,000)	$1,074,000
NET INCOME (LOSS) PER SHARE
BASIC	$0.05	$0.19	$(0.22)	$0.12
DILUTED	$0.05	$0.18	$(0.22)	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	9,211,000	9,141,000	9,159,000	9,169,000
DILUTED	10,331,000	9,680,000	9,159,000	9,736,000

EBITDA:
INCOME (LOSS) FROM OPERATIONS	$1,326,000	$3,024,000	$(1,923,000)	$2,308,000
Add: Depreciation and amortization	1,669,000	1,002,000	4,526,000	2,924,000
EBITDA	$2,995,000	$4,026,000	$2,603,000	$5,232,000